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Verastem, Inc.
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To Our Shareholders,

A diagnosis of cancer is a difficult and unfortunate reality that many of us have to face side by side with our family and friends. One of the greatest challenges encountered in the treatment of cancer is the resistance to standard therapies that results in disease progression. At Verastem we believe this is due to the presence of cancer stem cells in tumors. These are cancer cells that can resist chemotherapy and have the ability to seed a new tumor. Our mission is to develop new drugs that can target and kill these cancer stem cells so that a durable clinical response may be achieved.

We made tremendous progress in this mission over the past year. We have translated the breakthrough science from our cofounder, world-renowned cancer researcher Robert Weinberg, Ph.D., into drugs that are capable of killing cancer stem cells. In January we started a clinical trial for one of our cancer stem cell inhibitors, VS-6063, in combination with the chemotherapeutic agent paclitaxel for the treatment of ovarian cancer. Further, in mid-2013 we expect to initiate a potentially pivotal trial for VS-6063 in mesothelioma. In total, we expect to have three product candidates in clinical testing during 2013.

In 2012, we completed an initial public offering and Verastem is now a NASDAQ-listed company. This important step was made on the strength of our science, led by Dr. Weinberg, and our team of dedicated employees.

The IPO provided us with the financial resources to execute on our clinical development plans and advance our pipeline of cancer stem cell-targeting drugs.

We believe that investing in the recruitment of exceptional employees, management, directors and advisors is critical to our leadership in the cancer stem cell field. In 2012, we welcomed Joanna Horobin as Chief Medical Officer. Joanna has a 30 year track record of success in drug development including the oversight and introduction of 10 marketed drugs, including Taxotere® and Camptosar®. We congratulate our scientific founders, Drs. Weinberg and Eric Lander, on the recognition of each of their contributions to advancing our collective knowledge of cancer through receipt of inaugural Breakthrough Prize in Life Sciences Awards announced earlier this year.

Focal Adhesion Kinase (FAK)

We have progressed the scientific understanding of the role of FAK in tumor biology through our research on the critical signaling pathways in cancer stem cells. Our scientists presented research at key scientific conferences throughout 2012 and Dr. Weinberg published a report in the Journal Cancer Discovery describing the central nature of FAK in disease progression and tumor initiation. We have assembled the leading portfolio of FAK inhibitors and are rapidly moving them forward.

We have designed a potentially pivotal study of our lead FAK inhibitor, VS-6063, for the treatment of mesothelioma.

Mesothelioma is an aggressive disease, with a poor response to chemotherapy and a high proportion of chemoresistant cancer stem cells. We believe it is the cancer stem cells that lead to tumor progression in mesothelioma. Sadly, as most patients present with advanced disease, the median survival time from diagnosis is only 12 months. There is a lack of innovation of novel therapies in mesothelioma and we believe the cancer stem cell-targeting effect of FAK inhibition by VS-6063 has the potential to bring new hope to these patients.

We recently met with the FDA and MHRA and they agree that there is a large unmet medical need in mesothelioma and have encouraged us to seek regulatory approval if the endpoints of the trial are successfully met. We have also filed for orphan drug designation in the US and EU for VS-6063 in mesothelioma. An important element of our strategy is diagnostic and biomarker development. In our FAK program, we are working with LabCorp to develop a companion diagnostic that may aid in patient selection for VS-6063.

The Phase 1/1b trial of VS-6063 in combination with paclitaxel for the treatment of ovarian cancer is open and enrolling at all sites. This trial will give us an early look into the effect of combining a cancer stem cell inhibitor with standard chemotherapy in an attempt to achieve better disease control and hopefully enable a more durable clinical response. Further, the results from this trial may allow us to expand into additional tumor types as paclitaxel is a commonly used agent in many solid tumors where cancer stem cells may play a role in disease progression.

We presented data on our second FAK inhibitor, VS-4718, at multiple scientific conferences throughout 2012. These presentations demonstrate the potent cancer stem cell targeting ability of VS-4718 across multiple tumor types in preclinical assays. We have conducted IND-enabling studies on VS-4718 and expect to initiate a Phase 1 trial in advanced solid tumors during the first half of this year.

PI3K/mTOR

In addition to FAK, we are targeting cancer stem cells through inhibition of the PI3K/mTOR signaling pathway. Our research has shown that this pathway is critical for the survival and self-renewal of cancer stem cells. There has been significant interest in the therapeutic targeting of the PI3 kinase pathway based on impressive results in hematological malignancies from a variety of early-stage clinical trials reported by others in 2012. We believe that targeting both PI3K and mTOR has the potential to effectively eliminate the resident cancer stem cells in a range of both hematological and solid tumors. We have presented preclinical evidence at scientific conferences that our dual PI3K/mTOR inhibitor, VS-5584, has broad anti-cancer stem cell activity across multiple human tumor models. In conjunction with our scientific advisory board member, Dr. Jose Baselga, our research and development teams are designing the clinical trials necessary to demonstrate this effect. IND-enabling studies for VS-5584 are ongoing and we plan to start a Phase 1 trial in advanced cancers during the second half of the year.

In summary, 2012 was highly productive and we expect 2013 will be an important year of clinical execution. On behalf of the entire Verastem team we thank you for your continued support. Our foundation is strong and we have the capital, products and team in place to execute on our mission.

Sincerely,

Christoph Westphal, M.D., Ph.D.	Robert Forrester
Chairman and Chief Executive Officer	President and Chief Operating Officer